Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

Company Contact:	Investor Relations Contacts:	Media Contact:

AngioDynamics Inc. Mark Frost, CFO (800) 772-6446 x1981 mfrost@AngioDynamics.com	EVC Group, Inc. Doug Sherk; Chris Dailey (646) 445-4801 dsherk@evcgroup.com.; cdailey@evcgroup.com;	EVC Group, Inc. Dave Schemelia (646) 201-5431 dave@evcgroup.com

AngioDynamics Reports Fiscal 2016 First Quarter Results

•	Net sales of $83.7 million
•	GAAP loss of $0.02 per share; Non-GAAP adjusted EPS of $0.11
•	Operating cash generation of $4.7 million
•	Management provides Q2 outlook and reiterates FY2016 guidance

ALBANY, N.Y., (October 8, 2015) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the first quarter of fiscal year 2016 ended August 31, 2015.

"Today, we reported the first of two quarters in the 2016 fiscal year where we anticipated negative year-over-year revenue growth due to tough comparisons to the prior year brought on by fiscal 2015's voluntary withdrawal of our Morpheus PICC line and foreign currency headwinds," said Joseph M. DeVivo, President and Chief Executive Officer. "We expected this, managed the business effectively and as a result, our first quarter net sales were within our guidance, adjusted EPS met consensus expectations and cash flow was strong. We also expected to generate growth from our four key drivers, and did.

"From a products perspective, we saw sales momentum from our key growth drivers. In our Peripheral Vascular franchise, Thrombus Management was up 14%; in Vascular Access, BioFlo experienced strong sales increases in PICCs, Ports and Dialysis during the quarter at 30%; and Oncology/Surgery saw Microwave sales growth of 23%. Venous has also returned to growth at 4%. In addition, we continued to successfully execute our Operational Excellence program which resulted in improved operating performance during the quarter.

"As we enter the fiscal second quarter, we will continue to address these challenges as well as execute our plan to grow sales and realize increased operational consistency and efficiency. Our plan will enable us to capitalize on the market's growing interest in our product portfolio, generate cash flow from operations and build shareholder value."

Q1 FY16 Financial Results
Net sales for the fiscal first quarter were $83.7 million, down 4% from $87.3 million a year ago. On a constant currency basis and excluding the planned wind down of the Boston Scientific (BSC) supply agreement, adjusted sales for the fiscal first quarter were $84 million, down 2% year-over-year. Prior year results also included $2.6 million of Morpheus product line sales. The following comparisons exclude the BSC supply agreement.

Peripheral Vascular net sales in the first quarter were $47.1 million compared to $47.3 million in the fiscal year 2015 first quarter. Vascular Access net sales were $24.6 million compared to $26.5 million a year ago. Oncology/Surgery net sales were $11.3 million compared to $12.4 million in the prior year's first quarter. Overall, net sales in the U.S. were $68.4 million compared to $68.6 million in the 2015 fiscal year first quarter. International net sales were $14.7 million compared to $17.6 million a year ago, which included a 6% impact on revenues from foreign currency headwinds.

The Company's GAAP net loss was $0.8 million, or $0.02 loss per share, compared to a net income of $0.5 million, or $0.01 per share, in the first quarter of fiscal 2015. Excluding the items shown in the attached quarterly non-GAAP reconciliation table, adjusted net income was $4 million, or $0.11 per share, compared to adjusted net income of $5.7 million, or $0.16 per share, from the year ago first quarter.

EBITDA was $8.2 million, or $0.22 per share, compared to $9.9 million, or $0.28 per share, a year ago. Adjusted EBITDA, excluding the items shown in the attached reconciliation table, was $11.9 million, or $0.33 per share, compared to $14.3 million, or $0.40 per share, in the year ago comparable period.

In the first quarter, the Company generated $4.7 million in operating cash flow. At August 31, 2015, cash and investments were $22 million and debt was $136.4 million. During the first quarter, the Company reduced its debt position by $1.3 million.

Recent Events
•
The Clinical Research Office of the Endourological Society (CROES) has enrolled patients into a randomized, prospective clinical trial being led by Dr. Jean de la Rosette, professor and chairman of the Department of Urology at the Amsterdam Medical Center University Hospital and a registry to capture patient safety and effectiveness data on the use of Irreversible Electroporation (IRE) utilizing NanoKnife for patients with prostate cancer.

•
In early-August, AngioDynamics launched the BioFlo Midline catheter indicated for short-term intravenous therapies. The US Food and Drug Administration granted 510(k) clearance for the BioFlo Midline catheter earlier this year. The BioFlo Midline catheter often delivers the same medications, including a variety of antibiotics, as a peripheral intravenous catheter (PIV). However, Midlines can provide access for up to 30 days while PIVs typically need to be replaced every couple of days, usually due to performance failure. Midline catheters are ideal for patients who may require more than five days of intravenous therapy.

•
AngioDynamics also released to market the NAMIC inflation device during the first quarter which is designed to be used during angiographic procedures that require an inflation device. This inflation device allows for 30 atmospheres of pressure, which meets the needs of customers who prefer higher pressure balloons. In addition, the product offers easy visualization and an ergonomic design for easier use by clinicians.

•
Clinical data from Soft Tissue Ablation Registry (STAR) utilizing NanoKnife, appeared in Annals of Surgery. The abstract, authored by lead researcher Dr. Robert Martin, Director of Surgical Oncology, University of Louisville, KY, was titled "Treatment of 200 Locally Advanced (Stage III) Pancreatic Adenocarcinoma Patients with Irreversible Electroporation: Safety and Efficacy."

•
The University of California, Los Angeles (UCLA) saw the enrollment of the first patient into the Registry of AngioVac Procedures in Detail (RAPID) Database led by Dr. John Moriarty, Assistant Professor of Radiology, Director of Cardiology-Interventional Radiology Innovation at UCLA. The RAPID Database is

designed to evaluate the patterns of use as well as safety and effectiveness data of the AngioVac system in the en bloc removal of fresh, soft thrombi or emboli.

Q2 FY16 Financial Guidance
The Company reiterates its FY2016 revenue guidance of $364 - $370 million and adjusted earnings per share (EPS) without amortization of $0.62 - $0.66.

"We are anticipating revenue to range from $87 million to $91 million in the fiscal second quarter, reflecting tough comparables due to the foreign currency and Morpheus headwinds. As previously stated, we are expecting to move beyond these challenges after the fiscal second quarter," commented Mark Frost, executive vice president and chief financial officer.  "Additionally, we are guiding adjusted EPS without amortization to be in the range of $0.13 to $0.15."

Conference Call
AngioDynamics will host a conference call today at 4:30 p.m. ET to discuss its first quarter results. To participate in the live call by telephone, please call 1-888-523-1225 and reference the Conference ID: 360152. In addition, a live webcast and archived replay of the call will be available at investors.angiodynamics.com. To access the live webcast, please go to the website 15-minutes prior its start to register, download and install the necessary software.

Use of Non-GAAP Measures
Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics' business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported net sales, excluding a supply agreement; EBITDA (income before interest, taxes, depreciation and amortization); adjusted EBITDA; adjusted gross profit; adjusted net income and adjusted earnings per share. Additionally, this press release evaluates results on a constant currency basis. As a non-GAAP measure, constant currency excludes the impact of foreign currency exchange rate fluctuations. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics' performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics' underlying business. Management encourages investors to review AngioDynamics' financial results prepared in accordance with GAAP to understand AngioDynamics' performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics' financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics
AngioDynamics Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics' diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

Trademarks
AngioDynamics, the AngioDynamics logo, BioFlo, Microwave, Morpheus, NanoKnife, Midline and AngioVac, are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary.

Safe Harbor
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics' expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics' SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2015. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue, and is similarly approved for commercialization in Canada, the European Union and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended
	August 31,	August 31,
	2015	2014
	(unaudited)

Net sales	$83,703	$87,331
Cost of sales	40,529	41,506
Gross profit	43,174	45,825
% of net sales	51.6%	52.5%

Operating expenses
Research and development	6,202	6,718
Sales and marketing	20,559	20,067
General and administrative	7,427	7,323
Medical device excise tax	1,003	995
Amortization of intangibles	4,415	4,015
Change in fair value of contingent consideration	355	801
Acquisition, restructuring and other items, net	2,143	2,664
Total operating expenses	42,104	42,583
Operating income (loss)	1,070	3,242
Other income (expense), net	(1,744)	(1,824)
Income (loss) before income taxes	(674)	1,418
Income tax expense (benefit)	83	948
Net income (loss)	$(757)	$470

Earnings (loss) per share
Basic	$(0.02)	$0.01
Diluted	$(0.02)	$0.01

Weighted average shares outstanding
Basic	35,960	35,367
Diluted	35,960	35,885

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Gross Profit to non-GAAP Adjusted Gross Profit

	Three months ended
	August 31,	August 31,
	2015	2014
	(unaudited)

Gross profit	$43,174	$45,825

Recall expense (benefit) included in cost of sales	(27)	-
Adjusted gross profit	$43,147	$45,825
Adjusted gross profit % of sales	51.5%	52.5%

Reconciliation of Net Income to non-GAAP Adjusted Net Income:

	Three months ended
	August 31,	August 31,
	2015	2014
	(unaudited)

Net income (loss)	$(757)	$470

Recall expense (benefit) included in cost of sales	(27)	-
Amortization of intangibles	4,415	4,015
Change in fair value of contingent consideration	355	801
Acquisition, restructuring and other items, net(1)	2,143	2,664
Tax effect of non-GAAP items(2)	(2,153)	(2,300)
Adjusted net income	$3,976	$5,650

Reconciliation of Diluted Earnings Per Share to non-GAAP Adjusted Diluted Earnings Per Share:

	Three months ended
	August 31,	August 31,
	2015	2014
	(unaudited)

Diluted earnings (loss) per share	$(0.02)	$0.01

Recall expenses included in cost of sales	(0.00)	-
Amortization of intangibles	0.12	0.11
Change in fair value of contingent consideration	0.01	0.02
Acquisition, restructuring and other items, net(1)	0.06	0.08
Tax effect of non-GAAP items(2)	(0.06)	(0.07)
Adjusted diluted earnings per share	$0.11	$0.16

Adjusted diluted sharecount	36,537	35,367

(1) Includes costs related to acquisitions, integrations, restructurings, debt refinancings, litigation, and other items.
(2) Represents the net tax effect of non-GAAP adjustments.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

	Three months ended
	August 31,	August 31,
	2015	2014
	(unaudited)

Net income (loss)	$(757)	$470

Income tax expense (benefit)	83	948
Other income (expense), net	1,744	1,824
Depreciation and amortization	7,103	6,563
EBITDA	8,173	9,805

Recall expenses included in cost of sales	(27)	-
Change in fair value of contingent consideration	355	801
Acquisition, restructuring and other items, net(1,2)	1,766	2,287
Stock-based compensation	1,626	1,395
Adjusted EBITDA	$11,893	$14,288

Per diluted share:
EBITDA	$0.22	$0.28
Adjusted EBITDA	$0.33	$0.40

(1) Includes costs related to acquisitions, integrations, restructurings, debt refinancings, litigation, and other items.
(2) Excludes depreciation expense captured in the depreciation and amortization component of the reconciliation.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
PRELIMINARY NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(unaudited in thousands)

	Three months ended (a)
				Currency	Constant
	August 31,	August 31,	%	Impact	Currency
	2015	2014	Growth	(Pos) Neg	Growth

Net Sales by Product Category
Peripheral Vascular	$47,105	$47,266	0%
Vascular Access	24,646	26,512	-7%
Oncology/Surgery	11,284	12,370	-9%
Total Excluding Supply Agreement	83,035	86,148	-4%	1%	-3%
Supply Agreement	668	1,183	-44%	0%	-44%
Total	$83,703	$87,331	-4%	1%	-3%
	$-	0

Net Sales by Geography
United States	$68,369	$68,559	0%	0%	0%
International	14,666	17,589	-17%	6%	-11%
Supply Agreement	668	1,183	-44%	0%	-44%
Total	$83,703	$87,331	-4%	1%	-3%

(a) There were 65 and 64 sales days in the three months ended August 31, 2015 and 2014, respectively.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	August 31,	May 31,
	2015	2015
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$20,268	$18,391
Marketable securities	1,692	1,689
Total cash and investments	21,960	20,080

Accounts receivable, net	52,424	58,428
Inventories	74,327	67,388
Deferred income taxes	3,940	4,364
Prepaid income taxes	989	770
Prepaid expenses and other	6,385	4,783
Total current assets	160,025	155,813

Property, plant and equipment, net	52,799	54,560
Intangible assets, net	177,399	181,806
Goodwill	361,252	361,252
Deferred income taxes, long-term	15,496	14,904
Other non-current assets	4,818	5,288
Total Assets	$771,789	$773,623

Liabilities and Stockholders' Equity
Accounts payable	$24,942	$23,668
Accrued liabilities	15,166	18,331
Income taxes payable	557	439
Current portion of long-term debt	10,000	8,750
Current portion of contingent consideration	9,986	9,969
Total current liabilities	60,651	61,157
Long-term debt, net of current portion	126,410	128,910
Deferred income taxes, long-term	1,119	1,119
Contingent consideration, net of current portion	35,702	37,415
Other long-term liabilities	784	-
Total Liabilities	224,666	228,601

Stockholders' equity	547,123	545,022
Total Liabilities and Stockholders' Equity	$771,789	$773,623

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended
	August 31,	August 31,
	2015	2014
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income (loss)	$(757)	$470
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,223	6,700
Stock-based compensation	1,626	1,395
Change in fair value of contingent consideration	355	801
Deferred income taxes	(195)	2,110
Loss on disposal of long-term assets	220	190
Change in accounts receivable allowance	109	127
Other	(13)	-
Changes in operating assets and liabilities, net of acquisitions:
Receivables	5,925	5,815
Inventories	(6,922)	(9,187)
Accounts payable and accrued liabilities	(1,954)	(2,836)
Other	(918)	(233)
Net cash provided by (used in) operating activities	4,699	5,352

Cash flows from investing activities:
Additions to property, plant and equipment	(743)	(5,104)
Acquisition of intangible assets	-	(154)
Net cash provided by (used in) investing activities	(743)	(5,258)

Cash flows from financing activities:
Repayment of long-term debt	(1,250)	(1,250)
Payment of Contingent Consideration	(2,100)	(2,100)
Proceeds from exercise of stock options and ESPP	1,279	959
Net cash provided by (used in) financing activities	(2,071)	(2,391)

Effect of exchange rate changes on cash	(8)	-
Increase (Decrease) in cash and cash equivalents	1,877	(2,297)

Cash and cash equivalents
Beginning of period	18,391	16,105
End of period	$20,268	$13,808